Exhibit 8.1

[Letterhead of Covington & Burling LLP]

April 6, 2011

SandRidge Mississippian Trust I

919 Congress Avenue, Suite 500

Austin, Texas 78701

Ladies and Gentlemen:

We have acted as United States tax counsel to SandRidge Energy, Inc. (“SandRidge”), a Delaware corporation, and SandRidge Mississippian Trust I (the “Trust”), a Delaware statutory trust, in connection with the offer and sale of common units representing beneficial interests in the Trust. We have also participated in the preparation of the Rule 462(b) Registration Statement on Form S-1 and Form S-3 (the “Registration Statement”) to which this opinion is an exhibit. In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “U.S. Federal Income Tax Considerations” in the Registration Statement.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

Based upon and subject to the foregoing, the legal statements in the Discussion represent our opinion of the United States federal income tax law matters referred to therein and such statements are (subject to the qualifications and other matters stated therein) accurate in all material respects.

The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

We are members of the bar of the State of New York. We do not express an opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Covington & Burling LLP